ASSET PURCHASE & LOAN REPAYMENT AGREEMENT


THIS AGREEMENT (hereinafter referred to as the "Agreement"), entered into this 25th day of August 2005, by and between Integrated Data Corp., a public company organized and existing under the laws of the State of Delaware (hereinafter referred to as "IDC") and Integrated Technologies & Systems Ltd, a private company organized and existing under the laws of the British Virgin Islands (hereinafter referred to as "IT&S").

RECITAL

1. IDC is a non-trading asset holding company whose shares are listed on the NASD OTC BB under symbol 'ITDD'. At the date of this Agreement IDC owes a total of i) $955,030 to IT&S, in the form of an interest free loan, repayable on demand, ii) approximately $135,000 to third party creditors, much of which is delinquent. IDC also requires an additional sum of approximately $75,000 with which to meet its planned expenditure for a period of four (4) months following the date of this Agreement.

2. IT&S is a private family company and owns approximately 21.8% of IDC in its own right and together with other IDC shareholders, is part of an associated group considered to have a controlling interest in the equity of IDC. From Sept 1998 to the date of this Agreement, IT&S has invested in IDC approximately $30 million in equity and loans.

3. Following negotiations between an independent committee of IDC board members and executives of IT&S, it has been proposed that IT&S buys for cash, certain IDC assets such that the consideration will provide for i) the repayment of the IT&S Loan, ii) the settlement of IDC's third party creditors and iii) fund IDC future cash requirements until December 2005.

AGREEMENT

4. Purchase of the DataWave Systems Inc ["DWS"], Two Year, Interest Free, Loan Note - $600,000 [the "DWS Note"].

Effective as at the date of this Agreement and upon written consent of DWS, which consent may not be unreasonably withheld, IT&S will purchase for a consideration of $600,000 in cash, the DWS Note, due and payable to IDC on the 1st day of February 2007 by DWS, a public company, registered in Delaware and listed on the NASD OTC BB, symbol 'DWVS'. The DWS Note is convertible at the option of the holder into 7,500,000 ordinary restricted shares of DWS by not latter than the 1st day of February 2007. In the event the DWS Note is not so converted by such date, then DWS shall have the option to repay the DWS Note at face value in cash or convert it into 7,500,000 ordinary restricted shares of DWS.


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5.  Purchase of 3,773,918 Restricted DWS Shares at 15c per Share.

That at the option of IDC, IT&S will at anytime between the date of this Agreement and the close of business on the 15th October 2005, purchase for a consideration of $0.15 (15 cents) per share in cash, up to 3,773,918 unregistered ordinary shares of DWS, restricted under Rule 144 of the US Securities & Exchange Commission. The maximum total consideration payable will be $566,088. DWS shares are thinly traded, have a six month average mid-market value of $0.10 and are currently trade at a mid-market value of $0.22.

6.  Payment Terms & Conditions.

The total of the cash considerations payable by IT&S in clause 4 and 5 herein amounts to up to $1,166,088 and shall be provided for as follows:
i) $600,000 of the IT&S loan note of $955,030 will be considered to have been repaid coterminously with the signing of this Agreement.
ii) Provided IDC shall opt to sell the whole 3,773,918 of the DWS Shares described in clause 5, then of the consideration payable by IT&S for such DWS Shares [the "DWS Share Consideration"] shall be used to a) satisfy the remaining $355,030 of the IT&S Loan Note and b) the remaining sum of $211,058 of the DWS Share Consideration shall be paid by IT&S to IDC in tranches of not less than $50,000 per calendar month.
iii) Until IDC exercises its option to sell the DWS Shares described in clause 5 or until the 15th October 2005, which ever is the sooner, the IT&S shall continue to support IDC with further loans which shall be considered part payment of the DWS Share Consideration.

7.  IDC Warranties.

Caveat emptor shall apply in all respects, other than IDC warrants that:
i) The DWS Note remains outstanding and is free and clear of all third party encumbrances of any nature and that DWS have given and not withdrawn, their consent that the DWS Note be reassigned to IT&S without effect to any of its terms and conditions.
ii) The up to 3,773,918 restricted unregistered ordinary DWS shares to be transferred to IT&S by IDC are free and clear of third party encumbrances of any nature and that IDC's securities council has given their written opinion that there is no reason under current securities law that the beneficial interest in the DWS shares cannot be transferred to IT&S.

8.  Entire Agreement

The terms and conditions herein constitute the entire Agreement between IDC and IT&S and no rights or obligations other than those expressly recited herein are to be implied from this Agreement.

9.  Counterparts.

This Agreement may be signed in any number of counterparts and/or via facsimile transmission with the same effect as if the signature to each were upon the same Agreement.


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10.  Governing Law.

The validity and interpretation of this Agreement shall be governed by the laws of the state of Delaware and any dispute arising thereof shall be submitted exclusively to the courts within that jurisdiction.




IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first before written.


INTEGRATED DATA CORP.

By:  /s/David C. Bryan
     -----------------
     David C. Bryan
     President & CEO


INTEGRATED TECHNOLOGIES & SYSTEMS LTD.

By:  /s/John Faraday
     ---------------
     John Faraday
     President & CEO




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